Exhibit 23.1

HLB

Cinnamon Jang Willoughby & Company

Chartered Accountants

A Partnership of Incorporated Professionals

Consent of Independent Registered Public Accounting Firm

We have issued our report, dated July 21, 2005, accompanying the financial statements and schedules from the date of inception April 27, 2005 to June 30, 2005 of Puppy Zone Enterprises, Inc. included in the Registration Statement Form SB-2. We hereby consent to the use of the aforementioned report in the Registration Statement filed with the Securities and Exchange Commission on November 1, 2005.

Chartered Accountants

Burnaby, BC

November 1, 2005

Metro Tower 11 – Suite 900 – 4720 Kingsway, Burnaby, BC Canada V5H 4N2. Telephone: +1 604 435 4317. Fax: +1 604 435 4319

HLB Cinnamon Jang Willoughby & Company is a member of HLB International. A world-wide organization of accounting firms and business advisors.

D/KFR/782498.1